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                                                                    EXHIBIT 21.1

                                                  Jurisdiction of
              Subsidiaries                          Organization
              ------------                        ---------------

AOL Latin America Management LLC                      Delaware

AOL Latin America Holdings, Inc.                      Delaware

Latin American Interactive Services, Inc.             Delaware

Federal Communications S.A.                           Uruguay

AOL Latin America SL (f/k/a Tesjuates SL)              Spain

Latin America Quotaholder LLC                         Delaware

AOL Brasi Ltda.                                        Brasil

AOL Argentina Ltda.                                   Argentina

AOL Mexico S de RL deCV                                Mexico

AOL de Venezuela C.A.                                 Venezuela